EXHIBIT 99

Contact::

Rosanne Palacios

Judy Wawroski

International Bancshares Corporation	International Bancshares Corporation
(956) 726-6636 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE

IBC Announces First Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—April 30, 2004—International Bancshares Corporation (NASDAQ: IBOC) today reported earnings for the first quarter of 2004 of $26.5 million or $.68 per share - basic ($.67 per share - diluted) compared to $31.3 million or $.81 per share - basic ($.80 per share - diluted) in the corresponding 2003 period.  Net income for the first quarter 2004 was negatively impacted by the current low interest rate environment and IBC’s strategic management of earning assets in anticipation of its pending acquisition of Local Financial Corporation (NASDAQ: LFIN).

IBC also reported that it has obtained all required bank regulatory approvals for the Local acquisition, subject to the expiration of applicable waiting periods.  The acquisition is expected to close in June 2004 and is subject to various closing conditions, including the approval of Local’s stockholders.

“I’m pleased with the first quarter earnings in view of the repositioning of the Company that has occurred to accommodate the Local acquisition,” Dennis E. Nixon, President and CEO, said.  “Once the acquisition is complete, the Company will benefit from the operations of the combined companies. The acquisition, coupled with the Board of Directors’ confidence in the Company’s continued success throughout the year, resulted in a $.50 per share cash dividend being declared, payable on April 30th, 2004, an increase of 47% from the cash dividend paid in April 2003, adjusted for stock dividends, as well as a 25% stock dividend that will be paid on May 28, 2004 to all holders of record as of May 3, 2004.”

Total assets at both March 31, 2004 and December 31, 2003 were $6.6 billion.  Total loans at March 31, 2004 and December 31, 2003 were $2.8 billion.  Deposits at March 31, 2004, were $4.5 billion compared to $4.4 billion at December 31, 2003.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with over 100 facilities and over 200 ATMs serving 35 communities including Houston, San Antonio, Austin, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the Southeast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml